THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION IN REASONABLY ACCEPTABLE FORM AND SCOPE TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS OR THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE OFFERING OF THIS WARRANT HAS NOT BEEN REVIEWED OR APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR BY ANY STATE’S SECURITIES ADMINISTRATOR. THIS WARRANT IS ALSO SUBJECT TO CERTAIN ADDITIONAL TRANSFER RESTRICTIONS PROVIDED FOR HEREIN.

Warrant No. – 1 –	Dated: January 8, 2014

COMMON STOCK PURCHASE WARRANT

PRESIDENTIAL REALTY CORPORATION

(A)             THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Nickolas W. Jekogian, III (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to purchase from PRESIDENTIAL REALTY CORPORATION, a Delaware corporation (the “Company”), One Million Seven Hundred Thousand (1,700,000) shares (the “Warrant Shares”) of the Company’s Class B Common Stock, par value $0.00001 per share. The purchase price of one share of Class B Common Stock under this Warrant shall be $0.10, subject to adjustment as herein provided (the “Exercise Price”).

(B)              This Warrant is the Warrant referred to in the Employment Agreement dated November 8, 2011, as amended, between the Company and Nickolas W. Jekogian (the “Employment Agreement”). Capitalized terms used and not otherwise defined in this Warrant shall have the meanings assigned to them in the Employment Agreement.

(C)              Certain terms used in this Warrant are defined in Article V.

ARTICLE I - EXERCISE OF WARRANT

1.1              Warrant Becomes Exercisable. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the expiration of six (6) months from the date of the Company’s consummation of a Capital Event (the “Transaction Date”) and on or prior to the expiration of five and one half years following the Transaction Date (the “Termination Date”). This Warrant shall terminate and be of no force and effect if Mr. Jekogian terminates his employment and/or resigns as a director of the Company without “Good Reason” or without the consent of the Company prior to the Transaction Date. The Company’s certificate of incorporation (the “C of I”) contains limitations on the ownership of shares of the Company’s common stock. Those restrictions limit, among other things, any person from owning more than 9.2% of the Company’s outstanding common stock as more particularly set forth in the Company’s C of I. This Warrant shall not be exercisable for any Warrant Shares that would be deemed “Excess Shares” as that term is defined in the C of I. Holder agrees not to exercise or attempt to exercise this Warrant for a number of Warrant Shares which, when taken together with the Holders other ownership of the Company’s common stock, would result in the issuance of any Excess Shares.

1.2              Method of Exercise. To exercise this Warrant in whole or in part, Holder shall deliver on any Business Day to the Company at its principal place of business (a) this Warrant, (b) a written notice in substantially the form of the Subscription Notice attached hereto, of Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased (which shall be a whole number of Warrant Shares if for less than all the Warrant Shares then issuable hereunder), and (c) payment of the Exercise Price with respect to such Warrant Shares. Such payment may be made, at the option of Holder, either (a) by cash, certified or bank cashier’s check or wire transfer in an amount equal to the product of (i) the Exercise Price times (ii) the number of Warrant Shares as to which this Warrant is being exercised or (b) by a “cashless exercise” of this Warrant, in which event Holder shall receive from the Company the number of Warrant Shares computed using the following formula:

Y	= X (A - B)

A

where:

A= the current Fair Market Value of a share of Common Stock on the Business Day immediately prior to the date of such exercise;

B= the Exercise Price;

X= the number of Warrant Shares as to which this Warrant is being exercised; and

Y= the number of Warrant Shares to be issued to Holder.

For purposes of Rule 144 promulgated under the Securities Act, it is intended that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

The Company shall, as promptly as practicable and in any event within five (5) Business Days after receipt of such notice and payment, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the Warrant Shares so acquired. The certificate or certificates so delivered shall be in such denominations as may be specified in such notice, and shall be issued in the name of Holder or such other name or names as shall be designated in such notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of Warrant Shares, as of the date the aforementioned notice and payment is received by the Company. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of such certificate or certificates, deliver to Holder a new Warrant evidencing the right to purchase the remaining shares of Common Stock issuable under this Warrant, which new Warrant shall, in all other respects, be identical to this Warrant. The Company shall pay all expenses, stamp, documentary and similar taxes and other charges payable in connection with the preparation, issuance and delivery of Warrant Share certificates and new Warrants under this provision.

1.3              Warrant Shares to Be Fully Paid And Nonassessable. All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable, free of liens, preemptive rights, taxes and charges or any restrictions of any kind provided that such Warrant Shares do not constitute Excess Shares under the Company’s C of I.

1.4              Legend. Each certificate for Warrant Shares issued upon exercise of this Warrant, shall, unless at the time of exercise such shares are registered under the Securities Act, bear the following legend:

“This security has not been registered under the Securities Act of 1933 and may not be sold or offered for sale unless registered or qualified under said Act and any applicable state securities laws or unless the Company receives an opinion in reasonably acceptable form and scope to the Company of counsel reasonably satisfactory to the Company that registration, qualification or other such actions are not required under any such laws or that an exemption from such registration is available. The offering of this security has not been reviewed or approved by the United States Securities and Exchange Commission or by any state’s securities administrator. This security is also subject to certain additional transfer restrictions provided for in the Warrant the exercise of which resulted in the original issuance of this security, a copy of which restrictions shall be furnished to the holder hereof by the Company upon written request and without charge.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend unless, in the opinion of counsel selected by the Holder of such certificate and reasonably acceptable to the Company, the securities represented thereby need no longer be subject to restrictions on resale under the Securities Act and the additional transfer restrictions set forth herein.

1.5              Authorization; Capitalization. The Company hereby represents, warrants and/or covenants, as applicable, to the Holder, as follows: The Company has duly reserved, and will keep available for issuance upon exercise of this Warrant, the total number of Warrant Shares deliverable from time to time upon exercise of this Warrant in its entirety. The Company will not take action which would result in (i) the total number of shares of Class B Common Stock issuable after such action upon exercise of this Warrant, plus (ii) all shares of Class B Common Stock issued and outstanding, plus (iii) all shares of Class B Common Stock then issuable (y) upon the exercise of all outstanding options and (z) upon the exercise, conversion or exchange of all other outstanding securities which are exercisable for, convertible into or exchangeable for Class B Common Stock, (the “Fully-Diluted Shares”), to exceed the total number of shares of Class B Common Stock then authorized for issuance by the Company. In the event that the Company fails to comply with the previous sentence, the Company shall promptly take all corporate action necessary to authorize and reserve a sufficient number of shares of Class B Common Stock to cover the exercise of all of this Warrant in full, including, without limitation, obtaining the necessary approvals of the Board of Directors and stockholders of the Company and filing the appropriate amendments to the Company’s C of I. The issuance of the Warrant Shares has been duly and validly authorized and, when issued and sold in accordance with this Warrant, the Warrant Shares will be duly and validly issued, fully paid and non-assessable.

ARTICLE II - TRANSFER, EXCHANGE AND REPLACEMENT OF WARRANTS

2.1              Ownership of Warrant. The Company shall deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until due presentment of this Warrant for registration of transfer as provided in this Article II.

2.2              Transfer of Warrant. This Warrant may not be sold or transferred by the Holder except to a Family Member. “Family Member” means spouse, parents, children, lineal descendants, and siblings and trusts for the benefit of all or any of the foregoing or any entity wholly owned by any of the foregoing.

2.3              Expenses of Delivery of Warrants. The Company shall pay all expenses, stamp, documentary and similar taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of the Warrant.

2.4              Representations of Holder. On the date hereof, Holder shall sign an Investment Representation Letter substantially in the form of Exhibit A attached hereto, as the same may be amended from time to time to correspond to the definition of “accredited investor” under Regulation D promulgated under the Securities Act (an “Investment Representation Letter”) and to document the Holder’s ownership of other securities of the Company.

ARTICLE III - REORGANIZATION, RECLASSIFICATION, LIQUIDATION AND OTHER ADJUSTMENTS

3.1              Reorganization, Reclassification and Liquidation.

(a)          In the case of any reorganization or reclassification of the Company’s Class B Common Stock or in the case of any consolidation of the Company with, or merger of the Company with, another company or corporation, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of the Company as an entity, the holder of this Warrant shall thereafter have the right upon exercise to purchase the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Class B Common Stock which the Holder of this Warrant would have received had all Warrant Shares issuable upon exercise of this Warrant been issued immediately prior to such reorganization, reclassification, consolidation, merger or sale, at a price equal to the Exercise Price then in effect pertaining to this Warrant (the kind, amount and price of such stock and other securities to be subject to adjustment as herein provided).

(b)         In case the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof, dissolve, liquidate or wind up its affairs, Holder shall be entitled, upon the exercise thereof, to receive, in lieu of the Warrant Shares which it would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to it upon such Warrant Shares, had it been the holder of record of the shares of Class B Common Stock receivable upon the exercise of this Warrant on the record date for the determination of those entitled to receive any such liquidating distribution. After any such dissolution, liquidation or winding up which shall result in any distribution in excess of the Exercise Price provided for by this Warrant, Holder may at its option exercise the same without making payment of the aggregate Exercise Price and in such case the Company shall upon the distribution to Holder consider that the aggregate Exercise Price has been paid in full to it and in making settlement to Holder, shall deduct from the amount payable to Holder an amount equal to the aggregate Exercise Price. Participation by the Holder as aforesaid shall only be to the extent the Warrant is then exercisable.

(c)          In case the Company shall, at any time prior to the Termination Date and prior to the exercise hereof, make a distribution of assets (other than cash) or securities of the Company to the holders of its Class B Common Stock (the “Distribution”), the Holder shall be entitled, upon the exercise hereof, to receive, in addition to the Warrant Shares it is entitled to receive, the same kind and amount of assets or securities as would have been distributed to it in the Distribution had it been the holder of record of the shares of Class B Common Stock receivable upon exercise of this Warrant on the record date for determination of those entitled to receive the Distribution.

3.2              Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding Class B Common Stock into a greater number of shares of Class B Common Stock, then, except as otherwise required by applicable law, the Exercise Price in effect immediately prior to such subdivision will be proportionately decreased and the number of Warrant Shares for which this Warrant is exercisable will be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock including shares of Class B Common Stock, then, except as otherwise required by applicable law, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares for which this Warrant is exercisable will be proportionately decreased.

ARTICLE IV - REGISTRATION RIGHTS

4.1              Registration on Request. In the event that the Company consummates an underwritten public offering of its Class B Common Stock, registered under the Securities Act of 1933, as amended (the “Registered Offering”) on or after the Issuance Date, then:

(a)          Subject to Section 4.1 (d), at any time after six (6) months following the Company’s consummation of such Registered Offering, upon the written request of the Holder of the outstanding Registrable Securities (the “Initiating Holder”), requesting that the Company effect the registration under Securities Act of the resale of all or part of such Initiating Holder’s Registrable Securities and specifying the intended method of disposition thereof, the Company will promptly give written notice of such requested registration to all other holders of Registrable Securities, who shall have the right to request that their Registrable Securities be included in the registration statement requested pursuant to this Section 4.1 upon written notice to the Company made within twenty (20) days after receipt of the Company’s written notice. Thereupon the Company will use its best efforts to effect the registration for resale under the Securities Act of the Registrable Securities which the Company has been so requested to register in accordance with the intended method of disposition stated in the Initiating Holder’s request; all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid), of the Registrable Securities to be so registered, which shall be paid for by the Company in accordance with Section 4.1(c).

(b)         Registrations under this Section 4.1 shall be on Form S-3 or such appropriate registration form of the Commission (i) as shall be selected by the Company and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in the Initiating Holder’s request for such registration. The Company shall not be required to register the Registrable Securities on a Form S-1. The Company agrees to include in any such registration statement all information which the holders of Registrable Securities being registered shall reasonably request.

(c)          The Initiating Holder will be entitled to request one registration pursuant to this Section 4.1 for which the Company will pay all Registration Expenses. A registration requested pursuant to this Section 4.1 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective and the disposition contemplated thereby closes; provided, that a registration which does not become effective after being filed by the Company pursuant to this Section 4.1 solely by reason of the refusal to proceed by the Initiating Holder (other than a refusal to proceed based upon the advice of counsel relating to a matter with respect to the Company) shall be deemed to have been effected by the Company at the request of the Initiating Holder unless the Initiating Holder shall have elected to pay all Registration Expenses in connection with such registration, or (ii) if, after it has become effective, such registration is subject to a stop order, injunction or other order of the Commission or other governmental agency or court suspending the effectiveness of such registration statement for any reason, other than by reason of misstatements or omissions made or not made in the registration statement in reliance upon and in conformity with written information furnished to the Company by the Holder of Registrable Securities specifically for use in the preparation of such registration statement. Except as provided in Section 4.1(c)(i) above, whether or not the registration becomes effective and the related disposition contemplated thereby closes, the Company will pay all Registration Expenses in connection with any registration so initiated.

(d)         The Company may suspend any registration requested pursuant to this Section 4.1 one time per registration for a single period of up to ninety (90) days upon notice to the holders of Registrable Securities whose securities are covered by a registration statement pursuant to this Section 4.1 that, in the good faith determination of the Board of Directors of the Company, the registration and sale at such time of the Registrable Securities requested to be so registered would not be in the best interests of the Company, provided that notwithstanding such suspension, the Company shall continue to diligently process the preparation of the documentation required for such registration.

4.2              Incidental Registration.

(a)          If the Company at any time proposes to register any of its securities under the Securities Act (other than (x) by a registration on Form S-4 or S-8 or any successor or similar forms) or (y) pursuant to Section 4.1) whether for its own account or for the account of the holder or holders of any other shares of the Company’s common stock, it will each such time give prompt written notice to the Holder of Registrable Securities of its intention to do so and of such Holder’s rights under this Section 4.2. Upon the written request of any such holder made within twenty (20) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of the resale of all Registrable Securities which the Company has been so requested to register, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Company proposes to register; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder of Registrable Securities entitled to request that such registration be effected. No registration effected under this Section 4.2 shall relieve the Company of its obligation to effect any registration upon request under Section 4.1, nor shall any such registration hereunder be deemed to have been effected pursuant to Section 4.1. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Section 4.2.

(b)         If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by this Section 4.2 and such securities are to be distributed by or through one or more underwriters, the Company will, if requested by any holder of Registrable Securities as provided in this Section 4.2, use its best efforts to arrange for such underwriters to include all the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters, provided that if the managing underwriter of such underwritten offering shall inform the Company and holders of the Registrable Securities requesting such registration and all other holders of any securities to be included in such registration in respect of such underwritten offering, by letter of its belief that inclusion in such distribution of all or a specified number of the securities proposed to be distributed by such underwriters would interfere with the successful marketing of the securities being distributed by such underwriters (such letter to state the basis of such belief and the approximate number of such Registrable Securities and such other securities which may be distributed without such effect), then the Company may, upon written notice to all holders of such Registrable Securities and holders of such other securities, reduce pro rata (if and to extent stated by such managing underwriter to be necessary to eliminate such effect) all securities that have been requested be included in such registration statement by the holder thereof so that the resultant aggregate number of such such securities so included in such registration, together with the number of securities to be included in the registration for the account of the Company, shall be equal to the number of securities in such managing underwriter’s letter.

4.3              Registration Procedures.

(a)          If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 4.1 or Section 4.2, the Company shall, as expeditiously as possible:

(i)               prepare and (within the later of forty-five (45) days after the end of the fiscal quarter of the Company within which requests for registration may be given to the Company or the date the Company files its quarterly report on Form 10-Q for such period provided that such 10-Q is filed on a timely basis taking into account all possible extension periods, except in the case (A) where requests for registration may be given in the Company’s fourth fiscal quarter, in which case the filing shall be within the later of ninety (90) days after the end of such quarter or the date the Company files its annual report on Form 10-K for the Fiscal Year then ended, provided that such 10-K is filed on a timely basis taking into account all possible extension periods, or (B) a registration pursuant to Section 4.1, in which case the filing shall be made as soon as possible after the initial request of an Initiating Holder of Registrable Securities or in any event within sixty (60) days after such request), unless such request is made during the Company’s fourth fiscal quarter, in which case the filing shall be within the later of ninety (90) days after the end of such quarter or the date the Company timely files its annual report on Form 10-K for the Fiscal Year then ended, file with the Commission the requisite registration statement to effect such registration (including such audited financial statements as may be required by the Securities Act) and thereafter use its best efforts to cause such registration statement to become and remain effective; provided further that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; and provided further that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities which are to be included in such registration copies of all such documents proposed to be filed, which documents will be subject to the review and comment of such counsel;

(ii)             prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of (x) in the case of a registration pursuant to Section 4.1, the expiration of 120 days after such registration statement becomes effective (provided that if the registration statement is suspended pursuant to Section 4.1(d), the registration statement shall be effective for 120 days after suspension is ended), or (y) in the case of a registration pursuant to Section 4.2, the expiration of ninety (90) days after such registration statement becomes effectiv;

(iii)           furnish to each seller of Registrable Securities covered by such registration statement and each underwriter, if any, of the securities being sold by such seller such number of conformed copies of such registration statement and of each such amendment and of copies of the prospectus contained in such registration statement supplement thereto (in each case including all exhibits), such number (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller and underwriter, if any, may reasonably request in order to facilitate the Public Sale or other disposition of the Registrable Securities owned by such seller;

(iv)           use its best efforts to register or qualify all Registrable Securities covered by such registration statement under blue sky or similar laws of such jurisdictions as any seller thereof and any underwriter of the securities being sold by such seller shall reasonably request, to keep such registrations or qualifications in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such seller and underwriter to consummate the disposition in such jurisdictions of the securities owned by such seller except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(v)             use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(vi)           furnish to each seller of Registrable Securities a signed counterpart, addressed to such seller and the underwriters, if any, of

(A)             an opinion, and negative assurances letter, of counsel for the Company, dated the effective date of such registration statement (and, if such registration is in connection with an underwritten public offering, an opinion, and negative assurances letter, dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

(B)              a “comfort” letter, dated the effective date of such registration statement (and, if such registration is in connection with an underwritten public offering, a letter dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the cold comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in cold comfort letters delivered to the underwriters in underwritten public offerings of securities;

(vii)         notify the holders of Registrable Securities and the managing underwriter or underwriters, if any, promptly and confirm such advice in writing promptly thereafter:

(A)             when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

(B)              of any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information;

(C)              of the issuance by the Commission of any stop order suspending the effectiveness of the registration or the initiation of any proceedings by any Person for that purpose; and

(D)             of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(viii)       notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the Company’s discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare and furnish to such seller and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(ix)           make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

(x)             otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(xi)           make available for inspection by a representative of the holder of Registrable Securities participating in the offering, any underwriter participating in any disposition pursuant to the registration and any attorney or accountant retained by such selling holders or underwriter (each, an “Inspector”), all financial and other records, pertinent corporate documents and properties of the Company (the “Records”), and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration; provided that the Company shall not be required to comply with this subdivision (xi) if there is a reasonable likelihood, in the judgment of the Company, that such delivery could result in the loss of any attorney-client privilege related thereto; and provided further that Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (other than to any holder of Registrable Securities participating in the offering, and if disclosed to any such holder shall not be disclosed by such holder) unless (x) such Records have become generally available to the public or (y) the disclosure of such Records may be necessary or appropriate (A) to comply with any law, rule, regulation or order applicable to any such Inspectors or holder of Registrable Securities, (B) in response to any subpoena or other legal process or (C) in connection with any litigation to which such Inspectors or any holder of Registrable Securities is a party (provided that the Company is provided with reasonable notice of such proposed disclosure and a reasonable opportunity to seek a protective order or other appropriate remedy with respect to such Records);

(xii)         provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(xiii)       use its best efforts to list all Registrable Securities covered by such registration statement on any national securities exchange, quotation system or other market on which the Class B Common Stock is then listed or proposed to be listed by the Company, if any, or, failing that, to arrange for at least two reputable market makers to register as such with respect to such Registrable Securities with the FINRA and cooperate with each holder of Registrable Securities and any broker or dealer through which any such holder proposes to sell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by such holder (the Company shall pay all fees and expenses in connection with satisfying its obligation under this subsection (xiii)).

(b)         The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such seller and the distribution of such Registrable Securities as the Company may from time to’ time reasonably request in writing for purposes of preparing the relevant registration statement and amendments and supplements thereto.

(c)          Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 4.3(a)(viii), such holder will forthwith discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.3(a)(viii). In the event the Company shall give any such notice, the periods specified in Section 4.3(a)(ii) shall be extended by the length of the period from and including the date when each seller of any Registrable Securities covered by such registration statement shall have received such notice to the date on which each such seller has received the copies of the supplemented or amended prospectus contemplated by of Section 4.3(a)(viii).

(d)         If any such registration or comparable statement refers to any holder of Registrable Securities by name or otherwise as the holder of any securities of the Company, then such holder shall have the right to require, in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder.

(e)          Within five (5) days of (x) receipt of any request, stop order, proceeding or notification referred to in Section 4.3(vii)(B), (C) and (D), or (y) the withdrawal of any underwriter(s), the Company shall notify the holder in writing of such event, and such holder shall thereupon have full and complete access to such underwriter(s) with respect to all matters and information of and concerning the Company in the possession of such underwriter(s).

4.4              Indemnification.

(a)          The Company agrees to indemnify and hold harmless each holder of Registrable Securities whose Registrable Securities are covered by any registration statement, its directors and officers and each other Person, if any, who controls such holder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such holder specifically for use in the preparation thereof. In addition, the Company shall indemnify any underwriter of such offering and each other Person, if any, who controls any such underwriter within the meaning of the Securities Act in substantially the same manner and to substantially the same extent as the indemnity herein provided to each indemnified party. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any, such director, officer, underwriter or controlling Person and shall survive the transfer of such securities by such holder.

(b)         Each prospective seller of Registrable Securities hereunder shall indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 4.4) the Company, each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereof, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Any such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. The amount payable by any prospective seller of Registrable Securities with respect to the indemnification set forth in this Section 4.4(b) in connection with any offering of securities will not exceed the amount of net proceeds received by such prospective seller pursuant to such offering.

(c)          Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in this Section 4.4, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 4.4, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that the indemnifying party may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement of any such action which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party.

(d)         If the indemnification provided for in the this Section 4.4 is unavailable to an indemnified party in respect of any expense, loss, damage or liability referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such expense, loss, claim, damage or liability (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the holder or underwriter, as the case may be, on the other from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the holder or underwriter, as the case may be, on the other in connection with the statements or omissions which resulted in such expense, loss, damage or liability, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the holder or underwriter, as the case may be, on the other in connection with the distribution of the Registrable Securities shall be deemed to be in the same proportion as the total net proceeds received by the Company from the initial sale of the Registrable Securities by the Company to the purchaser bear to the gain realized by the selling holder or the underwriting discounts and commissions received by the underwriter, as the case may be. The relative fault of the Company on the one hand and of the holder or underwriter, as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company, by the holder or by the underwriter and parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that the foregoing contribution agreement shall not inure to the benefit of any indemnified party if indemnification would be unavailable to such indemnified party by reason of the proviso contained in the first sentence of Section 4.4(a), and in no event shall the obligation of any indemnifying party to contribute under this Section 4.4(d) exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4.4(a) or Section 4.4(b) had been available under the circumstances.

The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 4.4(d) were determined by pro rata allocation (even if the holders and any underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph and Section 4.4(c). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

Notwithstanding the provisions of this Section 4.4(d), no holder of Registrable Securities or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any such holder, the net proceeds received by such holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

4.5              Rule 144. If the Company shall have filed a registration statement pursuant to Section 12 of the Exchange Act or a registration statement pursuant to the Securities Act, the Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

ARTICLE V - DEFINITIONS

Any term not defined herein but defined in the Loan and Security Agreement, shall have the meaning set forth in the Loan Agreement.

The following terms, as used in this Warrant, have the following meanings:

“Business Day” means (a) if Common Stock is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for business or (b) if Common Stock is not so listed or admitted to trading, a day on which the New York Stock Exchange is open for business.

“Capital Event” means the receipt by the Company of at least $20,000,000 in cash or property from a capital raising activity including the following:  (a) the sale for cash of shares of the Company’s Class A or Class B Common Stock or securities convertible into shares of the Company’s Class A or Class B Common Stock; (b) the exchange of shares of Class A or Class B Common Stock for real estate assets consistent with the Company’s status as a REIT; (c) the sale of unsecured subordinated debt instruments of the Company, the proceeds of which may be used to acquire real estate assets which are consistent with the Company’s status as a REIT.

“Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Company” has the meaning set forth in paragraph (A) of this Warrant.

“Distribution” has the meaning set forth in Section 3.1(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Exercise Price” has the meaning set forth in paragraph (A) of this Warrant.

“Family Member” has the meaning set forth in Section 2.2.

“Holder” has the meaning set forth in paragraph (A) of this Warrant.

“Initiating Holder” has the meaning set forth in Section 4.1(a).

“Inspector” has the meaning set forth in Section 4.3(a)(xi).

“Investment Representation Letter” has the meaning set forth in Section 2.4.

“Issuance Date” has the meaning set forth in Section 1.4.

“FINRA” means the Financial Industry Regulatory Authority.

“Objecting Holder” has the meaning set forth in Section 3.3(a).

“Other Securities” has the meaning set forth in Section 5.1(e).

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

“Public Sale” means any sale of capital stock to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any successor provision then in effect) adopted under the Securities Act.

“Records” has the meaning set forth in Section 5.3(a)(xi).

“Registered Offering” has the meaning set forth in Section 4.1.

“Registrable Securities” means any Warrant Shares (whether outstanding or into which the Warrants are exercisable) until the date (if any) on which such Warrant Shares shall have been transferred or exchanged and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with Section 4.1 through Section 4.5 hereof, including (i) all registration, filing and FINRA fees, (ii) all fees and expenses of complying with federal and state securities or blue sky laws, (iii) all word processing, duplicating and printing expenses, (iv) all messenger telephone and delivery expenses, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and “cold comfort” letters required by or incident to such performance and compliance, (vi) the fees and disbursements of any one counsel and any one accountant retained by the holder or holders of more than fifty percent (50%) of the Registrable Securities and other securities being registered (or, in the case of any registration effected pursuant to Section 4.1, as the Initiating Holder shall have selected to represent all holders of the Registrable Securities and other securities being registered), (vii) the fees and expenses of a “qualified independent underwriter” and its counsel that may be required by the rules and regulations of the FINRA, (viii) premiums and other costs of policies of insurance (if any) against liabilities arising out of the public offering of the Registrable Securities being registered if the Company desires such insurance (ix) fees and expenses of other Persons retained by the Company, (x) internal expenses of the Company (including without limitation, all salaries and expenses of officers and employees of the Company performed legal or accounting duties), (xi) the expense of any annual audit, (xii) the fees and expenses of listing on any securities exchange, and (xiii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but not including underwriting discounts and commissions and transfer taxes, if any, provided that, in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include (i) salaries of the Company personnel or general overhead expenses of the Company, (ii) auditing fees, (iii) premiums or other expenses relating to liability insurance required by underwriters of the Company or (iv) other expenses for the preparation of financial statements or other data, to the extent that any of the foregoing either is normally prepared by the Company in the ordinary course of its business or would have been incurred by the Company had no public offering taken place.

“Securities Act” means the Securities Act of 1933, as amended, and any successor Federal statute and the rules and regulations of the Commission (or its successors) thereunder, all as the same shall be in effect from time to time.

“Transaction Date: has the meaning set forth in Section 1.1.

“Warrant” has the meaning set forth in Section (A).

All references herein to “days” shall mean calendar days unless otherwise specified.

ARTICLE VI - MISCELLANEOUS

6.1              Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, e-mail or other electionic transmission, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern standard time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, five (5) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to the Company:	Presidential Realty Corporation
1430 Broadway
Suite 503
New York, NY 10018
Attention: President
Email: aludwig@presrealty.com

With a copy to:	Blank Rome LLC

425 Lexington Avenue

New York, NY 10174

Attention: Pamela E. Flaherty, Esq.

Facsimile: (917) 332-3733

e-mail: pflaherty@blankrome.com

If to Holder:	Nickolas W. Jekogian, III

c/o Signature Community Group

1430 Broadway

Suite 503

New York, NY 10018

E-mail: Jekogian@signaturegrp.com

or to such other address as the party addressed shall have previously designated by written notice to the serving party.

6.2              Waivers: Amendments. No failure or delay of Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the prior written consent of the Company and the Holder.

Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section shall be binding upon the Holder, upon each future holder thereof and upon the Company. In the event of any such amendment, modification or waiver, the Company shall give prompt notice thereof to Holder and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

6.3              Governing Law. THIS WARRANT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

6.4              Transfer: Covenants to Bind Successors and Assigns. All covenants, stipulations, promises and agreements in this Warrant made by or on behalf of the Company or Holder shall bind its successors and assigns, whether so expressed or not. This Warrant and all of Holder’s rights hereunder, shall be transferable and assignable by Holder hereof in whole, or from time to time in part, to any other Person, subject to the restrictions on transferability contained herein and under the applicable securities laws, and the provisions of this Warrant shall be binding upon and inure to the benefit of Holder hereof and its successors and assigns.

6.5              Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.6              Section Headings. The section headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

6.7              Right to Specific Performance. The Company acknowledges and agrees that in the event of any breach of the covenants and agreements contained in this Warrant, Holder would be irreparably harmed and could not be made whole only by the award of monetary damages. Accordingly, the Company agrees that Holder, in addition to any other remedy to which Holder may be entitled at law or equity, will be entitled to seek and obtain an award of specific performance of any of such covenants and agreements.

6.8              Consent to Jurisdiction. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY AND STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO HOLDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT, SHALL BE LITIGATED IN SUCH COURTS. THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS WARRANT.

6.9              Waiver Of Jury Trial. THE COMPANY AND HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT. THE COMPANY AND HOLDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER .IN ENTERING INTO THIS WARRANT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND HOLDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by one of its officers thereunto duly authorized, and its corporate seal to be hereunto affixed, attested by its Secretary or an Assistant Secretary, all as of the day and year first above written.

PRESIDENTIAL REALTY CORPORATION

By:	/s/ Alexander Ludwig
Name: Alexander Ludwig
Title: President

Accepted as of the day and year first above written:

_/s/ Nickolas W. Jekogian___

Nickolas W. Jekogian III

Address:	c/o Signature Community Group

1430 Broadway

Suite 503

New York, NY 10016

SUBSCRIPTION NOTICE

(To be executed by the Registered Holder if Holder desires to exercise the Warrant)

TO: PRESIDENTIAL REALTY CORPORATION

The undersigned Holder hereby exercises its right to purchase ________ Warrant Shares covered by the attached Warrant in accordance with the terms and conditions thereof.

The Holder intends that payment of the Exercise Price shall be made as (check one):

[	] “Cash Exercise” under Section 1.2

[	] “Cashless Exercise” under Section 1.2

If the Holder has elected a cash exercise, the Holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

Pursuant to this Exercise Notice, the Company shall deliver to the Holder _______________ Warrant Shares in accordance with the terms of the Warrant.

Signature
Address:

Dated:_____________________________

INVESTMENT REPRESENTATION LETTER

Pursuant to this Investment Representation Letter (this “Agreement”), the undersigned (“Holder”) represents and warrants to PRESIDENTIAL REALTY CORPORATION (“Company”) as follows (capitalized terms used, but not defined herein, have the meanings assigned to them in the Warrant dated as of ________, ____ executed and delivered by the Company):

1.                  Authority. Holder has all requisite power and authority to enter into this Agreement and perform Holder’s obligations hereunder. The execution, delivery and performance of this Agreement by Holder have been duly authorized by all necessary action, corporate, partnership, or otherwise, on the part of Holder. This Agreement has been duly executed and delivered by Holder and is a legal, valid and binding agreement of Holder, enforceable against Holder in accordance with its terms (except as enforceability may be limited by laws of bankruptcy or insolvency and general equitable principles).

2.                  No Conflicts. The execution, delivery and performance of this Agreement by Holder will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision, bylaw, partnership agreement or similar organizational document of Holder, or under any agreement, instrument, order, judgment, decree, law or regulation to which Holder is a party or by which Holder is in any way bound or obligated.

3.                  Approvals. No permit, authorization, notice, consent or approval is required in connection with the execution, delivery or performance by Holder of this Agreement.

4.                  Investment Representations.

(a)                Holder understands that the representations and warranties set forth in this Paragraph 4 are being provided to, and relied upon by, the Company to determine whether the Warrants and the Warrant Shares may be sold to Holder pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D thereunder and similar exemptions from applicable state securities laws.

(b)               Information contained herein as it relates to Holder is complete and accurate in all material respects and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the offering and sale of securities as described in this Agreement.

(c)                Holder is acquiring the Warrants and the Warrant Shares for Holder’s own account, for investment and not with a view to the distribution.

(d)               Holder understands that the Warrants and the Warrant Shares have not been registered under the Securities Act or with any state authority, and that neither the Securities and Exchange Commission nor any state securities commission has approved any of the Warrants and the Warrant Shares or passed upon or endorsed the merits of the offering or sale of the Warrants and the Warrant Shares or confirmed the accuracy or determined the adequacy of any materials or information presented or made available to Holder in connection with this transaction, none of which has been reviewed by any federal, state or other regulatory authority.

(e)                Holder acknowledges that the documents, records, and books, including the Memorandum, pertaining to the investment in the Warrants and the Warrant Shares have been made available for inspection by Holder and, if requested, Holder’s attorney, financial advisor, accountant, purchaser representative or tax advisor (collectively, the “Advisors”), and that the Company has advised the undersigned to consult with Holder’s Advisors regarding the terms of this investment and suitability of the investment in light of Holder’s financial considerations and needs, and after due consideration, Holder has determined that the investment in the Warrants and the Warrant Shares is suitable.

(f)                Holder and Holder’s advisors have had the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in documents received or reviewed in connection with the purchase of the Warrants and the Warrant Shares and have had the opportunity to meet with representatives of the Company and to have them answer questions and provide additional information regarding the terms and conditions of this investment and the finances, operations, business and prospects of the Company deemed relevant by Holder, and any such questions have been answered and requested information provided to Holder’s full satisfaction.

(g)               Holder understands that Holder must bear the economic risk of an investment in the Warrants and the Warrant Shares indefinitely because none of the Warrants and the Warrant Shares may be sold, pledged or otherwise transferred unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available, and that each certificate or agreement representing the Warrants and the Warrant Shares issuable upon exercise of the Warrants will bear substantially the following legend until such restriction is no longer required by law:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION IN REASONABLY ACCEPTABLE FORM AND SCOPE TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS OR THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE’S SECURITIES ADMINISTRATOR THIS SECURITY IS ALSO SUBJECT TO CERTAIN ADDITIONAL TRANSFER RESTRICTIONS PROVIDED FOR IN THE WARRANT THE EXERCISE OF WHICH RESULTED IN THE ORIGINAL ISSUANCE OF THIS SECURITY, A COPY OF WHICH RESTRICTIONS SHALL BE FURNISHED TO HOLDER HEREOF BY THE COMPANY UPON WRITTEN REQUEST AND WITHOUT CHARGE.

(h)               Holder has a sufficient net worth to sustain a loss of Holder’s entire investment in the Warrants and the Warrant Shares in the event such a loss should occur and Holder’s overall commitment to investments that are not readily marketable is not excessive in view of Holder’s net worth and financial circumstances.

(i)                 Holder (including all partners and equity holders in the case of a Holder that is a corporation or partnership) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, with which Holder is familiar. Holder has initialed each of the following which is applicable to Holder:

_____(i)	Holder has significant prior investment experience, including investment in non-listed and non-registered securities, and is knowledgeable about investment considerations in start-up companies. Holder has such knowledge and experience in financial, tax, and business matters so as to enable Holder to utilize the information made available to Holder to evaluate the merits and risks of an investment in the Warrants and the Warrant Shares and to make an informed investment decision with respect thereto.

_____(ii)	Holder is a natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

_____(iii)	Holder is a natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of the person's primary residence.

_____(iv)	Holder is a director, executive officer, or general partner of the Company.

_____(v)	Holder is a bank, insurance company, registered investment company, business development company, or small business investment company.

_____(vi)	Holder is an employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million.

_____(vii)	Holder is a charitable organization, corporation, or partnership with assets exceeding $5 million.

_____(viii)	Holder is a business in which all the equity owners are accredited investors.

_____(ix)	Holder is a trust with assets in excess of $5 million, not formed to acquire the securities offered, whose purchases a sophisticated person makes.

Dated:______________________________	_____________________________________ (Signature)